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                                                                    EXHIBIT 99.3


FOR IMMEDIATE RELEASE:                    Contact:
                                          Paul Frankel, MD, PHD
                                          President, Pinnacle Health Enterprises
                                          (732) 937-7803


PINNACLE HEALTH ENTERPRISES RESPONDS TO ORDER
BY NEW JERSEY DEPARTMENT OF BANKING AND INSURANCE

New Brunswick, New Jersey, September 22, 1998 - Pinnacle Health Enterprises was notified today of an order by Jaynee LaVecchia, Acting Commissioner of the New Jersey Department of Banking and Insurance, placing HIP of New Jersey, Inc., under public administrative supervision. Ms. LaVecchia explained that this action was necessary due to the June 30, 1998, filing by HIP-NJ reflecting a statutory negative net worth of minus $9.5 million.

"We view Acting Commissioner LaVecchia's actions in a positive light," stated Dr. Paul Frankel, President of Pinnacle. "Pinnacle is now the largest provider-based delivery system in New Jersey and is comprised of pediatric, internal medicine, family medicine, OB/GYN, and specialty physicians operating in 24 family practice centers staffed by hundreds of nurses, technicians and administrative support personnel. In addition, Pinnacle has created a network of more than 7,000 health care providers in New Jersey to offer optimal choice to our patients. We are responsible for the health care for over 160,000 New Jersey citizens in our health centers and another 70,000 people under relationships with other HMOs an insurers throughout the State. Our primary concern is that our patients continue receiving high quality and uninterrupted health care."

More than 130,000 NIP-NJ members have chosen to receive their health care from physicians working in Pinnacle health centers. Many have relationships of several years with these physicians and a significant number have medical conditions requiring frequent monitoring and treatment. "We want to be assured that our patients will continue to have access to their Pinnacle physicians and we have expressed to the Department of Health and Human Services our concerns regarding continuity of care," stated Dr. Frankel.

HIP-NJ has experienced financial difficulties over the last several months and it owes approximately $20 million to Pinnacle under the 20-year health services agreement executed in November 1997. This has impacted Pinnacle's ability to pay providers on a timely basis. Dr. Frankel added, "We have been working closely with both HIP-NJ and the regulators at the Departments of Banking and Insurance and Health and Human Services to assist HIP-NJ in overcoming its present financial challenges. It is important to us that HIP-NJ maintain a significant position in the New Jersey payor marketplace. We welcome this cooperative effort between HIP-NJ, the Commissioners and Pinnacle. It is our sincere hope that HIP-NJ emerges from administrative supervision a stronger entity.

With our 7,000 doctors, more than 60 affiliated hospitals and 24 comprehensive medical offices, Pinnacle offers the largest health care network in New Jersey. The Company's unique, patient-focused delivery system is the heart of health plans throughout the State that strive to provide their members with a higher level of personalized health care.